Bank of America 100 North Tryon Street Charlotte, NC 28255 Tel 704.386.5000

Amendment No. 1 (Dated December 20, 2001) to Pricing Supplement No. 281dated December 18, 2001 (To Prospectus dated August 5, 1999 and Prospectus Supplement dated June 5, 2001)	Filed Pursuant to Rule 424(b)(2) File Number 333-83503

Senior Medium-Term Notes, Series I
 On December 21, 2001, the Bank of America Corporation issued $24,000,000 aggregate principal amount of our Senior Medium-Term Notes, due April 10, 2007, as described in the Pricing Supplement No. 0281. We are increasing the size of that issue with this offering by $12,500,000 of additional Notes, bearing identical terms and conditions and carrying the same CUSIP Number as the Notes issued on December 21, 2001.

 The additional Notes were sold to Banc of America Securities LLC, as agent. The purchase price for the additional Notes was determined as follows:

Principal Amount:	$12,500,000.00
Issue Price: Commission or Discount: Proceeds to Corporation: Plus interest accrued from December 21, 2001	100.000% 0.000% 100.000%	$12,500,000.00 0.00 $12,500,000.00 $3,697.00

Agent:	Banc of America Securities LLC, as Agent
Original Issue Date:	December 21, 2001
Stated Maturity Date:	April 10, 2007
Cusip#:	06050MBR7
Form:	Book Entry Only
Interest Rate:	Floating
Daycount Convention:	Actual/360
Base rate:	LIBOR Telerate Page 3750
Initial Index Maturity:	120 days
Index Maturity (commencing April 10, 2002)	90 days
Spread	+0.20 bps
Initial Interest Rate:	2.13
Interest Reset Period:	Quarterly, commencing on April 10, 2002
Interest Reset Dates:	January 10, April 10, July 10 and October 10, commencing on April 10, 2002
Interest Determination Date:	Two London business days prior to the Interest Reset Date
Interest Payment Dates:	January 10, April 10, July 10 and October 10, commencing on April 10, 2002
May the Notes be redeemed by the corporation prior to maturity?	No
May the Notes be repaid prior to maturity at the option of the Holder?	No
Discount Note?	No
Total principal amount of Notes outstanding: $36,500,000